UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   March 29, 2011

RURBAN FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Ohio	0-13507	34-1395608
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

401 Clinton Street, Defiance, Ohio 43512
(Address of principal executive offices) (Zip Code)

(419) 783-8950
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

As a result of the customer intangible impairment charge described in Item 2.06 below, Rurban Financial Corp. (“Rurban”) will report a net loss of $15.61 million, or ($3.21) per diluted share, for the year ended December 31, 2010,  and a net loss of $6.58 million, or ($1.36) per diluted share, for the fourth quarter ended December 31, 2010.  This customer intangible impairment charge is in addition to the goodwill impairment charge of $4.68 million which was previously reported in the Current Report on Form 8-K filed by Rurban on March 16, 2011.  After taking into account the goodwill impairment charge, Rurban previously reported a net loss of $14.56 million, or ($3.00) per diluted share, for the year ended December 31, 2010,  and a net loss of $5.53 million, or ($1.14) per diluted share, for the fourth quarter ended December 31, 2010.

Item 2.06.  Material Impairments.

During the course of Rurban’s external audit for the year ended December 31, 2010, Rurban recorded an adjustment identified by the Company’s external auditors related to an impairment of the intangible customer asset at its data and item processing subsidiary, Rurbanc Data Services, Inc. (“RDSI”).  This impairment was caused primarily by the loss of data and item processing customers of RDSI and the resulting decrease in the projected future revenues of RDSI.  As a result of this adjustment, Rurban will record a pre-tax, non-cash charge of $1.6 million as of December 31, 2010, to reflect the impairment of the customer intangible at RDSI.

The customer intangible impairment will be charged to Rurban’s earnings for the fourth quarter and year ended December 31, 2010.  The charge, however, will have no impact on Rurban’s cash, regulatory capital or liquidity.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RURBAN FINANCIAL CORP.

Dated: March 29, 2011	By:	/s/ Anthony V. Cosentino
Anthony V. Cosentino
Executive Vice President and Chief Financial Officer